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                              Olympic Financial Ltd


                                                  Investor Relations
                                                  1-800-711-4952
                                                  Facsimile (612) 944-2819

FOR IMMEDIATE RELEASE                    CONTACT:
                                         John A. Witham,
                                         Chief Financial Officer
                                         (612) 942-9880



                           OLYMPIC FINANCIAL LTD.
                       ADOPTS SHAREHOLDER RIGHTS PLAN



Minneapolis, Minnesota, November 4, 1996. Olympic Financial Ltd. (NYSE: OLM) announced today that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase Rights will be distributed as a dividend at the rate of one Right for each share of the Company's Common Stock held as of the close of business on November 22, 1996. The Rights will expire on October 28, 2006.

The Rights are intended to enable all of the Company's shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

In a letter being sent to shareholders, Warren Kantor, Chairman of the Executive Committee of Olympic Financial Ltd., said the Rights Plan is intended to protect the interests of the Company's shareholders in the event the Company is confronted with coercive or unfair takeover tactics. He noted that such tactics include "offers that do not treat all shareholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, or other coercive or unfair takeover tactics that could impair the Board's ability to represent shareholders' interests fully."

Mr. Kantor stressed, however, that the Rights Plan "is not intended to prevent an acquisition of the Company on terms that your Board considers favorable and fair to, and in the best interest of, all shareholders, and will not do so. The Rights Plans is designed to deal with the serious problem of unilateral actions by hostile acquirers which are calculated to deprive the Company's Board of Directors and its shareholders of their ability to determine the destiny of the Company."



             Olympic Financial Center, 7825 Washington Avenue South,
                          Minneapolis, MN 55439-2444



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OLYMPIC FINANCIAL LTD.
ADOPTS SHAREHOLDER RIGHTS PLAN
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Each Right generally will entitle shareholders, in certain circumstances, to buy one-thousandth of a newly issued share of Class A Preferred Stock of the Company at an exercise price of $90.00. The Rights generally will be exercisable and transferable apart from Common Stock or commences a tender or exchange upon consummation of which such person or group would beneficially own 15% of more of the Common Stock.

If any person becomes the beneficial owner of 15% or more of the Company's Common Stock, then each Right not owned by a 15% or more shareholder or certain related parties will generally entitle its holders to purchase, at the Right's then-current exercise price, shares of Common Stock (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a value of twice the Right's exercise price. In addition, if, after any person has become a 15% or more shareholder, the Company is involved in a merger or other business combination transaction with another person in which its Common Stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a value twice the Right's exercise price.

The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public disclosure that a person or group has become the beneficial owner of 15% or more of the Company's Common Stock.

Details of the Shareholders Rights Plan are outlined in a summary of the Rights Plan which will be mailed to shareholders.

Olympic Financial Ltd. is a Minneapolis-based consumer finance company which purchases, sells and services prime retail installment contracts for new and used automobiles originated by more than 7,000 dealers nationwide. Olympic is the largest independent provider of automobile financing. The Company, which was founded in 1990, has Regional Buying Centers in Arizona, Northern and Southern California, Colorado, Florida, Georgia, Massachusetts, Minnesota, Missouri, New York, North Carolina, Ohio, Tennessee, North, South and West Texas and Washington. The Company acquires loans through 17 Regional Buying Centers and has expanded its dealer network to include dealers in 38 states.